Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/ Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

Woburn, MA, May 12, 2008 — ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the first quarter of 2008.

For the quarter ended March 31, 2008, the Company reported a net loss of $13,914,000 or $0.32 per share, compared to a net loss of $14,504,000, or $0.40 per share, for the first quarter of 2007.

At March 31, 2008, the Company had a total of approximately $119,564,000 in cash, equivalents and long-term marketable securities.

Operational Review

“In March, we enrolled the first patient in a Phase 1/2 clinical trial program of ARQ 197 administered in combination with erlotinib in advanced non-small cell lung cancer (NSCLC),” said Peter S. Lawrence, president and chief operating officer of ArQule.  “Following the successful completion of a Phase 1 trial to determine safety, tolerability and a recommended Phase 2 dose of ARQ 197 in combination with erlotinib, we plan to initiate a multi-center, placebo controlled, randomized Phase 2 trial comparing ARQ 197 plus erlotinib to placebo plus erlotinib.

“Our Asian partner for ARQ 197, Kyowa Hakko Kogyo Co., Ltd., has moved that compound into Phase 1 clinical testing,” said Mr. Lawrence.  “In connection with this milestone, ArQule received a $3 million payment during the quarter from Kyowa.  Our two companies are committed to the timely development of ARQ 197, a selective c-Met inhibitor, and we are pleased that Kyowa is bringing its significant clinical development capabilities and expertise to bear upon this program in Asia.

“In April, we announced that we will not pursue clinical testing of ARQ 171, a second generation product in our E2F-1 program,” said Mr. Lawrence.  “We are conducting GLP toxicology studies with ARQ 761, another second generation E2F-1 product, after which we would expect to file an IND in the second half of this year.  If we successfully complete pre-clinical and Phase 1 clinical development, we would expect to have a recommended Phase 2 dose for ARQ 761 in 2009.  Our partner, Roche, has an option to the E2F-1 program that runs through 2008, and Roche has the right to extend the option period through 2009 in exchange for financial support of further program deliverables.

“At the 2008 Annual Meeting of the American Association for Cancer Research in April, we presented several posters based on pre-clinical studies,” said Mr. Lawrence.  “Findings from these studies support the Company’s novel approaches to molecularly targeted cancer therapy.

“Finally, we announced the appointment of Paolo Pucci as chief executive officer and a member of ArQule’s board of directors, effective June 9,” said Peter S. Lawrence, president and chief operating officer of ArQule.  “Paolo brings an invaluable body of experience in oncology drug development and marketing, including his playing a major role in the development of sorafenib while at Bayer.  I look forward to working closely with him as we advance ARQ 197 and our other product candidates through the clinic.”

Revenues and Expenses

The Company reported total revenues of $3,527,000 for the quarter ended March 31, 2008, compared to revenues of $1,652,000 for the first quarter of 2007.  Revenues in the 2008 quarter included a milestone payment and licensing revenue from Kyowa related to ARQ 197 and financial support from Roche related to the E2F-1 program.

Total costs and expenses for the quarter ended March 31, 2008 were $19,086,000 compared to $17,214,000 for the first quarter of 2007.   Research and development costs for the quarter ended March 31, 2008 were $13,452,000 compared to $13,704,000 for the first quarter of 2007.  General and administrative costs for the quarter ended March 31, 2008 were $5,634,000 compared to $3,510,000 for the first quarter of 2007.  The increased 2008 general and administrative expenses were primarily due to non-cash, stock-based compensation costs resulting from amendments to the Company’s employment agreements with Dr. Stephen Hill, its previous president and chief operating officer, who left the Company on March 31, 2008 to assume the position of the president and chief executive officer of Solvay Pharmaceuticals, Inc. (U.S.).

Financial Guidance

As previously stated, for 2008 ArQule expects revenues to range between $10.0 and $10.5 million, related to the ongoing partnerships with Roche and Kyowa.  Net use of cash is expected to range between $55 and $60 million.  Net loss is expected to range between $69 and $74 million, and net loss per share to range between $1.57 and $1.68 for the year.  ArQule expects to end 2008 with between $75 and $80 million in cash, cash equivalents and marketable securities.

Conference Call and Webcast

Conference call details

Date:	Monday, May 12, 2008
Time:	9:00 a.m. ET
Conference Call Numbers
Domestic:	888-680-0892
International:	617-213-4858
Participant Passcode:	49435200
Web cast:	http://www.arqule.com

A replay of the conference call will be available for seven days following the call and can be accessed by dialing toll-free 888-286-8010 and outside the U.S. 617-801-6888.  The access code is 25146187.

You may use the following link to pre-register and view important information about this conference call.  Pre-registering is not mandatory, but it will provide you immediate entry into the call and will facilitate the timely start of the call.  You may pre-register at any time, including up to and after the call start time.  To pre-register, go to:

http://www.theconferencingservice.com/prereg/key.process?key=PFP4XJHG7

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s clinical-stage products consist of ARQ 197, an inhibitor of the c-Met receptor tyrosine kinase, and ARQ 501, an activator of the cell’s DNA damage response mechanism mediated by the E2F-1 transcription factor.  The Company’s most advanced pre-clinical development programs are focused on ARQ 761, a second-generation E2F-1 activator, as well as compounds that inhibit the Eg5 kinesin spindle protein and the B-RAF kinase.  ArQule’s discovery efforts are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate), an energy source for cells.

This press release contains forward-looking statements regarding the Company’s operating performance, such as projections about its future results of operations or its financial condition, as well as its agreements with Kyowa Hakko Kogyo Co., Ltd. and Hoffmann-La Roche.  These statements include references to potential future milestone and royalty payments that could result from the future development of ARQ 197 and products in the Company’s E2F-1 cancer program, including ARQ 501 and ARQ 761.  Failure to successfully develop these products could prevent the Company from receiving these future payments.  Additional forward-looking statements relate to the progress of the Company’s clinical trials, including Phase 1 and 2 trials with ARQ 197 and to the progress of its pre-clinical development activities with ARQ 761. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 197 and ARQ 761 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate an appropriate safety profile in further pre-clinical testing and in current, later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partner to discontinue development.  Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ 197 and ARQ 761 are subject to the ability of the Company to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.   Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.

Condensed Statement of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Quarter Ended March 31,
	2008	2007
Research and development revenue	$3,527	$1,652

Costs and expenses:
Research and development	13,452	13,704
General and administrative	5,634	3,510
Total costs and expenses	19,086	17,214

Loss from operations	(15,559)	(15,562)

Net investment income	1,645	1,058

Net loss	$(13,914)	$(14,504)

Basic and diluted loss per share:
Net loss per share	$(0.32)	$(0.40)

Weighted average basic and diluted shares outstanding	43,771	35,823

Balance sheet data (in thousands):	March 31, 2008	December 31, 2007
Cash, cash equivalents and marketable securities- short term	$56,529	$135,082
Marketable securities- long term	63,035	—
	$119,564	$135,082

Total assets	$129,162	$142,210
Stockholders’ equity	$73,378	$88,041

# # #